EXHIBIT 10.1

SIXTH EMPLOYMENT AGREEMENT AMENDMENT

This SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT (this "Sixth Amendment"), effective as of August 23, 2010, by and among Pharma-Bio Serv, Inc. (PBSV), a Delaware corporation, and Pharma-Bio Serv PR, Inc., a Puerto Rico corporation, having its principal office  at 6 Carr. 696, Dorado, Puerto Rico 00646 (the "Company"), and Elizabeth Plaza-Rodriguez, with residence in Dorado, Puerto Rico ("Executive").

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of January 2, 2008, as such Employment Agreement may be amended, restated or otherwise modified from time to time (the "Employment Agreement").  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement;

WHEREAS, the Company desires to extend Executive to serve as its Chief Executive Officer for an indefinite amount of time to be managed as follows:

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Paragraph 1(c) of the Employment Agreement is shall be modified to read as follows:

(c)           The "Employment Term" shall mean the period commencing on the date of this Agreement and ending (12) months from the date of this Agreement, and renewed for successive periods of twelve (12) months thereafter unless renewal is declined by either party no less than sixty (60) days prior to the end of any renewal term, unless terminated earlier pursuant to Section 5 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Employment Agreement to be duly executed as of the day and year first above written.

PHARMA-BIO SERV, INC.	EXECUTIVE:

/s/ Kirk Michel	/s/ Elizabeth Plaza
Kirk Michel	Elizabeth Plaza-Rodriguez
Chairman of Compensation Committee